United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 9, 2005
Date of Report
(Date of earliest event reported)

1-11983
(Commission file number)

FPIC Insurance Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	59-3359111
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

225 Water Street, Suite 1400, Jacksonville, FL	32202
(Address of Principal Executive Offices)	(Zip Code)

(904) 354-2482
(Registrant’s Telephone Number, Including Area Code)

www.fpic.com
(Registrant’s Internet Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 28, 2005, the Budget and Compensation Committee of the Board of Directors (the “Committee”) of FPIC Insurance Group, Inc. (“FPIC”) approved cash compensation to be paid during 2006 to John R. Byers, President and Chief Executive Officer, of FPIC. Mr. Byers’ base salary for 2006 will be $600,000. The Committee also approved cash compensation to be paid to Charles Divita, III during 2006. Mr. Divita became Chief Financial Officer of FPIC on January 1, 2006. His base salary for 2006 will be $260,000. For additional information regarding Mr. Divita’s appointment as Chief Financial Officer of FPIC, see FPIC’s Form 8-K dated December 14, 2005, previously filed with the United States Securities and Exchange Commission (the “SEC”) on December 15, 2005.

On December 28, 2005, the Committee also approved financial and strategic targets for Messrs. Byers and Divita relating to 2006 performance based executive incentive compensation. Mr. Byers’ targeted bonus award, as a percentage of base salary, is 50% for 2006. Mr. Divita’s targeted bonus award, as a percentage of base salary, is 37.5% for 2006.

The Committee also extended the employment agreements of Messrs. Byers and Divita at its December 28, 2005 meeting. Mr. Byers’ employment agreement with FPIC dated January 1, 1999, as amended on December 14, 2001, was extended to December 31, 2008. For additional information regarding the terms of Mr. Byers’ employment agreement, see the discussion regarding “Certain Compensation Arrangements” provided in FPIC’s Definitive Proxy Materials, previously filed with the SEC on April 29, 2005. For a copy of Mr. Byers’ employment agreement with FPIC dated January 1, 1999, previously filed with the SEC on May 17, 1999, and an amendment thereto, dated December 14, 2001, previously filed with the SEC on March 27, 2002, see Exhibits 10(m) and 10(m)(1), respectively, to FPIC’s Annual Report on Form 10-K filed with the SEC (Commission File No. 1-11983) on March 15, 2005. The Committee also extended Mr. Divita’s amended and restated employment agreement with FPIC dated December 14, 2005 to December 31, 2007. For additional information regarding the terms of Mr. Divita’s employment agreement, see Exhibit 10(mmmm) to FPIC’s Form 8-K dated December 14, 2005, previously filed with the SEC (Commission File No. 1-11983) on December 15, 2005.

On December 9, 2005, FPIC entered into an agreement with Kenneth M. Kirschner, who was appointed General Counsel of FPIC. Mr. Kirschner has served as a director of FPIC since 2002 and currently serves as Vice Chairman of the Board of Directors. Under the terms of the agreement relating to Mr. Kirschner’s appointment, beginning January 1, 2006, a monthly retainer of $9,500 will be paid by FPIC to Kirschner & Legler, P.A. (“Kirschner & Legler”) of Jacksonville, Florida, of which Mr. Kirschner is a member. Mr. Kirschner will also receive cash compensation for his attendance at meetings of the various committees of the Board of Directors of FPIC of which he is not a member, such compensation being consistent with the attendance fees paid to committee members. Mr. Kirschner’s position with FPIC is contemplated to require approximately 25% to 30% of his time. In addition, under the terms of the agreement, Mr. Kirschner could at the specific request of the Chairman of the Board or the President of FPIC act as transaction or matter counsel with respect to specific transactions or activities, for which Kirschner & Legler would be paid its usual fees outside of the retainer relationship. A term sheet outlining Mr. Kirschner’s compensation arrangement with FPIC as approved by the Board of Directors is attached hereto as Exhibit 10(nnnn). Mr. Kirschner began the practice of law in 1968. Since 1998 and prior to the formation of Kirschner & Legler, Mr. Kirschner was a partner in Holland & Knight LLP and, subsequently, of counsel to LeBoeuf, Lamb, Greene & MacRae, L. L. P., both law firms with offices in Jacksonville, Florida. Prior to 1998, Mr. Kirschner was a partner with Kirschner, Main, Graham, Turner & Demont, also of Jacksonville, Florida. As an attorney, Mr. Kirschner specializes in corporate and corporate governance matters, finance and mergers and acquisitions. For additional information regarding the various committees of the Board of Directors of FPIC and compensation paid to directors of FPIC, see the discussion regarding “Meetings of the Board of Directors and its Committees,” and “Directors’ Compensation,” respectively, provided in FPIC’s Definitive Proxy Materials, previously filed with the SEC (Commission File No. 1-11983) on April 29, 2005.

Item 7.01. Regulation FD Disclosure

During December 2005, FPIC repurchased 77,020 shares of its outstanding common stock under a stock repurchase program for a total purchase price of $2.7 million and an average price per share of $35.12. The repurchased shares will be immediately retired.

Under its stock repurchase program, FPIC may repurchase shares at such times and in such amounts as management deems appropriate. A total of 288,480 shares remain available to be repurchased under the program.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibits
10(nnnn)	Term sheet outlining the compensation arrangement between FPIC Insurance Group, Inc. and Kenneth M. Kirschner effective December 9, 2005

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers, and a provider of insurance management services to other medical professional liability insurance carriers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FPIC Insurance Group, Inc.
(Registrant)

Date: January 4, 2006	By:	/s/ John R. Byers
John R. Byers
President and Chief Executive Officer